PRESS RELEASE

            TECH-SYM SIGNS DEFINITIVE AGREEMENT TO ACQUIRE COGNISEIS

        Houston, Texas, May 15, 1995 -- Tech-Sym Corporation (NYSE:TSY) today announced that it has signed a definitive merger agreement to acquire all the outstanding stock of CogniSeis Development, Inc. ("CogniSeis") in exchange for Tech-Sym Common Stock valued at $20 million. The merger is intended to be treated as a pooling of interests.

     CogniSeis develops, markets and licenses seismic processing and geologic interpretation systems. Under the terms of the agreement, CogniSeis will merge with a newly formed subsidiary of Tech-Sym. The proposed transaction is subject to receipt of certain regulatory approvals and approval by the shareholders of CogniSeis at a special meeting to be held before August 31, 1995.

        Tech-Sym Corporation is a diversified electronics engineering and manufacturing company primarily involved in the design, development, and production of products used for communications, seismic exploration for hydrocarbons, defense systems, and environmental monitoring.

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For further information, please contact:

  Wendell W. Gamel                         Robert P. Jones/Adam Steinberg
  Chairman and President                   Lee Foley - Media Relations
  Tech-Sym Corporation                     Morgen-Walke Associates
  10500 Westoffice Drive                   380 Lexington Avenue, 50th Floor
  Houston, texas 77042                     New York, New York 10168
  (713) 785-7790                           (212) 850-5600